Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
On February 1, 2022, Stem, Inc. (“Stem” or the “Company”) completed the acquisition of Also Energy Holdings, Inc. (“AlsoEnergy”), in accordance with the Stock Purchase Agreement previously disclosed in Form 8-K filed on February 2, 2022, for a preliminary purchase price of approximately $652.9 million.
The following unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting, with Stem being the acquiring entity, and reflects estimates and assumptions deemed appropriate by Company management to give effect to the Acquisition as if it had been completed effective December 31, 2021, with respect to the unaudited pro forma condensed combined balance sheet, and as of January 1, 2021, with respect to the unaudited pro forma condensed combined statement of operations. The unaudited pro forma condensed combined financial statements should be read in conjunction with the estimates and assumptions set forth in the notes to the unaudited pro forma condensed combined financial statements.
The unaudited pro forma adjustments are based upon the best available information and certain assumptions that Stem believes to be reasonable. There can be no assurance that the final allocation of the purchase price and the fair values will not materially differ from the preliminary amounts reflected in the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements are presented for informational purposes only and are not necessarily indicative of the combined financial position or results of operations that would have been realized had the acquisition occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that the combined company will experience after the completion of the acquisition. The unaudited pro forma condensed combined financial statements are based on Stem's accounting policies. Further review may identify additional differences between the accounting policies of AlsoEnergy that, when confirmed, could have a material impact on the financial statements of the combined company.
The unaudited pro forma condensed combined financial statements do not reflect the realization of any expected operating efficiencies or other synergies that may result from the transactions as a result of planned initiatives following the completion of the transactions.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2021
(In thousands)

	Stem, Inc.	AlsoEnergy Holdings, Inc.	Pro Forma and Reclassification Adjustments		Pro Forma
	Historical	Historical	(Notes 4 & 5)		Combined
ASSETS
Current assets:
Cash and cash equivalents	$747,780	$9,748	$(552,662)	(5a)	$204,866
Short-term investments	173,008	—	—		173,008
Accounts receivable, net	61,701	12,270	—		73,971
Inventory, net	22,720	3,113	—		25,833
Other current assets	18,641	2,533	(707)	(5b)	20,467
Total current assets	1,023,850	27,664	(553,369)		498,145
Energy storage systems, net	106,114	—	—		106,114
Contract origination costs, net	8,630	1,351	(1,351)	(5b)	8,630
Property and equipment	—	838	(838)	(4a)	—
Goodwill	1,741	23,628	522,354	(5c)	547,723
Intangible assets, net	13,966	2,294	149,806	(5d)	166,066
Operating leases right-of-use assets	12,998	—	1,368	(5g)	14,366
Other noncurrent assets	24,531	136	838	(4a)	25,505
Total assets	1,191,830	55,911	118,808		1,366,549
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	28,273	8,436	(4,810)	(4b) (5e)	31,899
Accrued liabilities	25,993	—	1,216	(4b)	27,209
Accrued payroll	7,453	—	2,620	(4b)	10,073
Financing obligation, current portion	15,277	—	—		15,277
Loan payable to related party	—	5,577	(5,577)	(5e)	—
Notes payable, current portion	—	766	(766)	(5e)	—
Deferred revenue, current portion	9,158	17,355	—		26,513
Other current liabilities	1,813	75	968	(4b) (5g)	2,856
Total current liabilities	87,967	32,209	(6,349)		113,827
Deferred revenue, noncurrent	28,285	32,203	—		60,488
Asset retirement obligation	4,135	—	—		4,135
Notes payable, noncurrent	1,687	4,009	(4,009)	(5e)	1,687
Convertible notes, noncurrent	316,542	—	—		316,542
Financing obligation, noncurrent	73,204	—	—		73,204
Lease liability, noncurrent	12,183	205	735	(5g)	13,123
Other noncurrent liabilities	—	138	15,293	(5h)	15,431
Total liabilities	524,003	68,764	5,670		598,437
Stockholders' equity:
Preferred stock	—	—	—		—
Common stock	14	—	—		14
Additional paid-in capital	1,176,845	30,619	78,264	(5f)	1,285,728
Accumulated other comprehensive income	20	(27)	27	(5f)	20
Accumulated deficit	(509,052)	(43,445)	34,847	(5f)	(517,650)
Total stockholders' equity (deficit)	667,827	(12,853)	113,138		768,112
Total liabilities and stockholders' equity	$1,191,830	$55,911	$118,808		$1,366,549

Unaudited Pro Forma Condensed Combined Statement of Operations
For the year ended December 31, 2021
(In thousands except share amounts)

	Stem, Inc.	AlsoEnergy Holdings, Inc.	Pro Forma and Reclassification Adjustments		Pro Forma
	Historical	Historical	(Notes 4 & 5)		Combined
Revenue
Service revenue	$20,463	$27,011	$—		$47,474
Hardware revenue	106,908	35,548	—		142,456
Total revenues	127,371	62,559	—		189,930
Cost of revenue
Cost of service revenue	28,177	—	11,530	(4c) (5i)	39,707
Cost of hardware revenue	97,947	—	18,608	(4c)	116,555
Cost of sales	—	25,838	(25,838)	(4c)	—
Total cost of revenue	126,124	25,838	4,300		156,262
Gross margin	1,247	36,721	(4,300)		33,668
Operating expenses
Sales and marketing	19,950	40,071	14,114	(5i)	74,135
Research and development	22,723	—	—		22,723
General and administrative	41,648	—	23,982	(4d) (5j)	65,630
Depreciation and amortization	—	4,965	(4,965)	(4d) (5k)	—
Total operating expenses	84,321	45,036	33,131		162,488
Total loss from operations	(83,074)	(8,315)	(37,431)		(128,820)
Other income (expense), net
Interest expense	(17,395)	(954)	931	(5l)	(17,418)
Loss on extinguishment of debt	(5,064)	—	—		(5,064)
Change in fair value of warrants and embedded derivative	3,424	—	—		3,424
Other income (expense), net	898	(48)	—		850
Total other income (expense)	(18,137)	(1,002)	931		(18,208)
Loss before income taxes	(101,211)	(9,317)	(36,500)		(147,028)
Income tax expense (benefit)	—	452	(15,293)	(5m)	(14,841)
Net loss	$(101,211)	$(9,769)	$(21,207)		$(132,187)

Net loss per share attributable to common shareholders, basic and diluted	$(0.96)				$(1.16)

Weighted-average shares used in computing net loss per share, basic and diluted	105,561,139				114,182,145

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Description of the Transaction
On February 1, 2022, Stem, Inc. (“Stem”), completed the acquisition of Also Energy Holdings, Inc. (“AlsoEnergy”), with AlsoEnergy as a wholly-owned subsidiary of Stem (the “Acquisition”). Through the acquisition, the Company acquired all of the outstanding shares of capital stock of AlsoEnergy on debt-free basis. The total consideration to be paid in connection with the Acquisition is approximately $652.9 million, consisting of cash and shares of the Company’s common stock.
Note 2. Basis of the Pro Forma Presentation
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11, as amended by SEC Final Rule Release No. 33-10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses. In accordance with Release No. 33-10786, the unaudited condensed combined pro forma balance sheet and statements of operations reflect transaction accounting adjustments, as well as other adjustments deemed to be directly related to the acquisition, irrespective of whether or not such adjustment is deemed to be recurring.
Certain balance sheet and statement of operations reclassifications have been made in order to align presentations between Stem and AlsoEnergy for purposes of these pro forma financial statements. Refer to Note 4 for these reclassification adjustments.
The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting based on Accounting Standards Codification ("ASC") 805, Business Combinations (“ASC 805”), which generally uses the fair value concepts defined in ASC 820, Fair Value Measurement (“ASC 820”). The estimated fair values of the acquired assets and assumed liabilities as of the date of acquisition are based on estimates and assumptions of Stem. Stem is continuing to finalize the valuations of the assets acquired and liabilities assumed. The fair value allocation consists of preliminary estimates and analyses and is subject to change upon the finalization of the valuation analyses, which may materially differ from the amounts presented herein.
The unaudited pro forma condensed combined financial statements should be read in conjunction with Stem’s historical consolidated financial statements and related notes included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and the historical consolidated financial statements of AlsoEnergy included in Exhibit 99.1 of this filing on Form 8-K/A.
Note 3. Estimated Preliminary Purchase Price Allocation
The unaudited pro forma condensed combined balance sheet has been adjusted to record the February 1, 2022 closing purchase price of $652.9 million. The transaction has been accounted for as a business combination in accordance with ASC 805, which requires the allocation of purchase consideration to the fair value of the identified assets acquired and liabilities assumed upon consummation of a business combination. The estimated purchase consideration is calculated as follows (in thousands):

Cash consideration	$544,064
Share consideration[1]	108,883
Total consideration	652,947

Tangible Net Assets Acquired
Cash	9,748
Accounts receivable	12,270
Inventory	3,113
Other current assets	1,826
Net fixed assets	838
Right-of-use assets	1,368
Other assets	136
Accounts payable	(8,077)
Deferred revenue	(49,558)
Lease liabilities	(1,368)
Other liabilities	(15,431)
Total	(45,135)

Intangible Assets
Trade name	11,300
Customer relationships	106,800
Backlog	3,900
Developed technology	30,100
Total	152,100

Goodwill	$545,982
1 The share consideration is comprised of 8,621,006 shares of the Company's common stock. The fair value of the shares was based on the Company's closing stock price of $12.63 on the date of Acquisition.

Note 4. Reclassification Adjustments
Certain reclassifications have been made to the historical presentation of AlsoEnergy to conform to the Company's presentation used in these unaudited pro forma condensed combined financial statements as follows:

a.$0.8 million was reclassified from property and equipment to other non-current assets.

b.$4.5 million was reclassified from accounts payable to accrued liabilities, accrued payroll, and other current liabilities.

c.$25.8 million of total cost of revenue was disaggregated into cost of service revenue and cost of hardware revenue.

d.$0.3 million of depreciation expense was reclassified into general and administrative expenses.

Note 5. Pro Forma Adjustments
The following is a description of the pro forma adjustments reflected in the unaudited pro forma condensed combined financial statements:

Adjustments to the unaudited pro forma condensed combined balance sheet

a.The pro forma adjustments to cash and cash equivalents reflect (i) the cash consideration paid to acquire AlsoEnergy, which included the payoff of AlsoEnergy’s existing debt, the settlement of AlsoEnergy's Acquisition costs, and the settlement of AlsoEnergy's outstanding stock options upon closing of the transaction and (ii) Stem Acquisition costs paid as follows (in thousands):

Stem acquisition costs paid	$(8,598)
Cash consideration paid to acquire AlsoEnergy	(544,064)
$(552,662)

b.The pro forma adjustment to contract origination cost reflects the elimination of historical AlsoEnergy contract origination costs based on the preliminary purchase price allocation.

c.The pro forma adjustment to goodwill reflects the purchase price paid in excess of the preliminary estimated fair value of net assets acquired as if the Acquisition occurred on December 31, 2021 as follows (in thousands):

Total consideration to acquire AlsoEnergy	$652,947
Less: preliminary estimated fair value of assets acquired and liabilities assumed	(106,965)
Less: historical AlsoEnergy goodwill	(23,628)
Total pro forma adjustment to goodwill	$522,354

d.The pro forma adjustment to intangible assets reflects the preliminary estimated fair value of the acquired identifiable intangible assets, consisting of trade name, customer relationships, backlog, and developed technology in connection with the Acquisition net of the elimination of the historical AlsoEnergy intangible assets of $2.3 million. The following table summarizes the estimated fair values of the identified intangible assets acquired upon consummation of the transaction and the estimated useful lives of the identifiable intangible assets (in thousands):

Trade name	$11,300	7
Customer relationships	106,800	12
Backlog	3,900	1.1
Development technology	30,100	7
	$152,100

e.The pro forma adjustment to debt and accounts payable reflects the cash payments made to extinguish AlsoEnergy’s existing debt and certain liabilities not assumed by Stem in the Acquisition.

f.The pro forma adjustments to the equity balances represent the elimination of the historical AlsoEnergy common and preferred stock, additional paid-in-capital, and accumulated deficit. The adjustment to additional paid-in-capital also reflects the share consideration paid by Stem totaling $108.9 million. The adjustment to accumulated deficit also reflects Stem's estimated transaction costs incurred subsequent to December 31, 2021 totaling $8.6 million.

g.The pro forma adjustments to operating lease right-of-use assets, other current liabilities and lease liability, noncurrent represent the elimination of the historical AlsoEnergy deferred rent balance and the recording of the right-of-use asset and lease liability related to the leases assumed by Stem in the Acquisition.

h.The proforma adjustment to other noncurrent liabilities reflects the deferred tax liability established as part of the preliminary purchase price allocation.

Adjustments to the unaudited pro forma condensed combined statement of operations

i.The pro forma adjustment to cost of service revenue and sale and marketing expenses reflects the amortization expense related to the acquired intangible assets totaling $4.3 million and $14.1 million, respectively.

j.The pro forma adjustment to general and administrative expenses reflects: (i) estimated Stem and AlsoEnergy transaction costs incurred subsequent to December 31, 2021 totaling $8.6 million and $12.8 million, respectively, and (ii) recognition of the settlement of AlsoEnergy option awards that immediately vested upon consummation of the Acquisition totaling $2.3 million. These expenses are reflected as a nonrecurring adjustment.

k.The pro forma adjustment to depreciation and amortization reflects the elimination of AlsoEnergy amortization expense related to historical intangible assets.

l.The pro forma adjustments to interest expense relate to the interest incurred by AlsoEnergy in relation to debt that was extinguished as part of the purchase consideration paid by Stem and not assumed in the Acquisition.

m.The proforma adjustment to income tax expense (benefit) reflects an income tax benefit due to the partial release of Stem’s valuation allowance as a result of the acquired deferred tax liability, which is reflected as a nonrecurring adjustment.